Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLINCOVEY ANNOUNCES FISCAL FOURTH QUARTER AND FULL YEAR 2009 RESULTS

Salt Lake City, Utah – November 16, 2009 – Franklin Covey Co. (NYSE: FC), a global provider of training and consulting services, today announced financial results for its fourth quarter and fiscal year ended August 31, 2009.  Reported net sales for the fourth quarter of fiscal 2009 totaled $34.5 million compared to $30.6 million in the third quarter of fiscal 2009.  During the fourth quarter of fiscal 2008, the Company reported sales of $51.4 million.  The vast majority of the year-over-year decline in sales was attributable to the sale of the Company’s Consumer Solutions Business Unit (CSBU) operations and the resulting reduction in product sales.  The net loss for the quarter totaled $4.6 million, or $(0.34) per diluted share, including an impairment charge of $3.6 million, related to a promissory note from the sale of the CSBU, as well as restructuring costs of $1.2 million, which were used to pay severance.  This compared to net income of $2.0 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2008, which included a $9.1 million gain from the sale of CSBU.  Excluding the impact of impairment, restructuring, and other special charges in the fourth quarter, the Company’s income from operations was $1.4 million compared to a loss of $6.1 million as reported.

“We were encouraged to see our business strengthen during the quarter as we achieved revenue growth and a significant increase in EBITDA on a sequential basis, before restructuring, impairment, and other special charges.  We ended the year with strong sales in the month of August, and reported a significant reduction in expenses as our cost saving initiatives continue to positively impact our results,” said Bob Whitman, Chairman and Chief Executive Officer of Franklin Covey.  “We also had a number of important accomplishments during the quarter which we expect will add to our growth pipeline in fiscal 2010 and beyond.  The Leader in Me, our new educational process for teaching leadership at the elementary school level, is already being used by more than 150 elementary schools worldwide.  Our customer loyalty practice continues to add new customers, and our sales performance, execution and speed of trust practices are also up significantly.  We expect that each of these practices could generate anywhere from $10 million to $30 million in revenues over the coming years.  Combined with expected increases in the productivity of our salespeople and growth among our international licensees, we believe we are well positioned for revenue and margin expansion over the coming years.”

Fiscal Fourth Quarter 2009 Results
The Company’s financial results are difficult to compare to the corresponding quarter of the prior year due to the sale of its CSBU.  Effective July 6, 2008, the CSBU was sold to a new private equity-funded entity known as Franklin Covey Products, LLC.  The CSBU was primarily responsible for sales of the Company’s consumer products, including the popular Franklin Planner®, binders, and related accessories, to consumers and small businesses through retail, wholesale, Internet, and call center channels.  Due to the Company’s 19.5 percent voting interest and continuing involvement with Franklin Covey Products, LLC, the Company is not presenting the financial results of the CSBU in a discontinued operations format.

Sales from the Company’s Organizational Solutions Business Unit, which primarily consist of training and consulting sales, decreased $4.7 million compared to the prior year, but increased by $4.0 million compared to the fiscal third quarter ended May 30, 2009.  Domestic sales declined by $3.1 million compared to the prior year and increased by $2.8 million compared to the fiscal third quarter.  Approximately $1.7 million of the year-over-year decline was due to planned decreases in public programs, with the majority of the balance due to lower sales through the Company’s direct offices, which continued to be adversely affected by weak economic conditions.  These declines were partially offset by an increase in revenues from licensed facilitators within client organizations.  While domestic sales continue to be affected by planned decreases in the number of public programs offered during the quarter, due to the essentially break-even nature of these programs, the reduction in the number of programs did not materially impact profitability.  International sales declined by $1.6 million compared to the prior year, and increased $1.1 million compared to the fiscal third quarter.  The Company’s international sales were impacted by a decline in licensee royalty revenues and lower sales through the Company’s international direct offices.

Gross margin declined from 62.7 percent in the fourth quarter of fiscal 2008 to 61.2 percent in the fourth quarter of fiscal 2009 as the improved mix of higher-margin training and consulting sales was offset by decreased licensee royalty revenues and higher costs related to the Company’s new offerings.

Selling, general and administrative (SG&A) expenses declined $10.9 million, primarily due to the sale of the CSBU, as well as initiatives the Company has implemented to reduce its cost structure over the past year.  The year-over-year improvement in SG&A costs was partially offset by $1.2 million in severance costs related to the aforementioned cost savings initiatives.

As of August 31, 2009, the Company had $1.7 million in cash and cash equivalents compared to $1.2 million as of May 30, 2009.  The Company had $12.9 million outstanding on its line of credit as of August 31, 2009, down from $16.1 million as of May 30, 2009.

Fiscal Full Year 2009 Results
Reported net sales for fiscal year 2009 totaled $130.1 million compared to $259.2 million in fiscal 2008.  The vast majority of this decline was attributable to the sale of the Company’s CSBU operations and the resulting reduction in product sales.  The net loss for fiscal 2009 totaled $10.8 million, or $(0.81) per diluted share, including an impairment charge of $3.6 million, related to a promissory note from the sale of the CSBU, as well as restructuring costs of $2.0 million, which was used to pay severance costs.  This compared to net income of $5.5 million, or $0.28 per diluted share for fiscal 2008, which included a gain of $9.1 million, from the sale of CSBU assets to Franklin Covey Products, LLC.

Earnings Conference Call
On Monday, November 16, 2009 at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fourth quarter and fiscal year ended August 31, 2009.  Interested persons may participate by dialing 1-866-362-4666 (International participants may dial 1-617-597-5313), access code: 32431051.  Alternatively, a webcast will be accessible at the following Web site: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=102601&eventID=2534798.  Due to the length of this address this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.  A replay will be available through 11:59 p.m. Eastern time on November 23, 2009 by dialing 1-888-286-8010 (International participants may dial 1-617-801-6888), access code: 71742931.  The webcast will remain accessible through November 23, 2009 on the Investor Relations area of the Company’s web site at: http://phx.corporate-ir.net/phoenix.zhtml?c=102601&p=irol-IRHome.

Non-GAAP Financial Measures
Under Generally Accepted Accounting Principles (GAAP), reported balances include special items.  In addition to the reported financial results determined in accordance with GAAP, Franklin Covey Co. provides its statement of operations for the quarter ended August 31, 2009, excluding special charges.  These non-GAAP financial measures exclude special items which are those particular material expense items that the Company considers to be unrelated to its ongoing, underlying business.  The Company believes that the identification of special items enhances the analysis of its underlying business performance when comparing those results to that of a previous or subsequent like period.  However, it should be noted that the determination of whether to classify an item as a special item involves judgments by the Company’s management.  A reconciliation of these non-GAAP financial measures and the Company’s reported financial results determined in accordance with GAAP is provided on the attached schedule.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: expected sales; reductions in capital requirements and cost structure; expected levels of profitability; general economic conditions; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; the expected impact of the Company’s restructuring plan; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey Co. has 40 direct and licensee offices providing professional services in over 150 countries.

On July 6, 2008, Franklin Covey Co. sold its Consumer Solutions Business Unit (CSBU) to a new private equity-funded entity known as FranklinCovey Products, LLC., (www.franklinplanner.com) the exclusive, worldwide licensee of the FranklinCovey™ brand. FranklinCovey Products sells the popular Franklin Planner, binders and other related productivity and organizational tools and accessories to consumers and small businesses through retail, wholesale, Internet and call center channels.  Franklin Covey Co. has retained a 19.5 percent voting interest in FranklinCovey Products, LLC. Franklin Covey Co. also uses the FranklinCovey brand in all of its global training and consulting services.  For more information, please visit www.franklincovey.com.

Investor Contact:			Media Contact:
FranklinCovey	or	ICR, LLC	FranklinCovey
Steve Young		Kate Messmer	Debra Lund
801-817-1776		203-682-8338	801-817-6440
investor.relations@franklincovey.com		kate.messmer@icrinc.com	Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$34,489	$51,431	$130,118	$259,193

Cost of sales	13,391	19,164	49,705	98,165
Gross profit	21,098	32,267	80,413	161,028

Selling, general, and administrative	19,744	30,685	77,943	141,318
Gain on sale of consumer solutions business unit	-	(9,131)	-	(9,131)
Restructuring costs	1,204	2,064	2,047	2,064
Impairment of assets	3,569	1,483	3,569	1,483
Depreciation	1,729	1,101	4,532	5,692
Amortization	961	901	3,761	3,603
Income (loss) from operations	(6,109)	5,164	(11,439)	15,999

Interest expense, net	(782)	(609)	(3,022)	(2,926)
Income before income taxes	(6,891)	4,555	(14,461)	13,073

Income tax benefit (provision)	2,314	(2,585)	3,629	(7,546)
Net income (loss)	$(4,577)	$1,970	$(10,832)	$5,527

Net income (loss) per share available to common shareholders
Basic	$(0.34)	$0.10	$(0.81)	$0.28
Diluted	$(0.34)	$0.10	$(0.81)	$0.28

Weighted average common shares
Basic	13,442	19,682	13,406	19,577
Diluted	13,442	20,245	13,406	19,922

Sales Detail by Category:
Training and consulting services	$31,096	$36,221	$114,910	$138,112
Products	2,582	14,451	11,652	118,610
Leasing	811	759	3,556	2,471
Total	$34,489	$51,431	$130,118	$259,193

Sales Detail by Business Unit:
Domestic	$23,467	$26,548	$83,193	$99,308
International	10,211	11,809	43,369	50,179
Total Organizational Solutions Business Unit	33,678	38,357	126,562	149,487

Retail Stores	-	3,508	-	42,167
Catalog / e-commerce	-	3,327	-	38,662
Wholesale	-	4,743	-	16,970
CSBU International	-	567	-	7,259
Other	-	170	-	2,177
Total Consumer Solutions Business Unit	-	12,315	-	107,235

Leasing	811	759	3,556	2,471
Total	$34,489	$51,431	$130,118	$259,193

FRANKIN COVEY CO.
Reconciliation of Non-GAAP Earnings

			Pro Forma
	FY2009	Pro Forma	FY2009
Fourth Quarter (in thousands)	Q4	Adjustments	Q4
	(unaudited)
Net Sales	$34,489	$ -	$ 34,489
Cost of Sales	13,391	(568)	12,823
Gross Profit	21,098	568	21,666

Selling, general, and administrative	19,744	(1,379)	18,365
Restructuring & Impairment costs	4,773	(4,773)	-
Depreciation	1,729	(774)	955
Amortization	961	-	961
Income (loss) from operations	(6,109)	7,494	1,385

Interest expense, net	782	-	782
Income (loss) before taxes	(6,891)	7,494	603
Income tax provision (benefit)	(2,314)	2,561	247
Net income (loss)	$(4,577)	$ 4,933	$ 356

Note: Pro Forma adjustments include the note impairment, restructuring severance and other costs, accelerated depreciation, and inventory adjustments.
The tax rate is also adjusted to 41%.